Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board
voxeljet AG:

We consent to the incorporation by reference in the registration statements (No. 333‑217450) on Form S-8 and (No. 333-219965) on Form F-3 of voxeljet AG of our reports dated March 28, 2019, with respect to the consolidated statements of financial position of voxeljet AG as of December 31, 2018 and 2017, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20‑F of voxeljet AG.

Our report dated March 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that voxeljet AG did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

The Company did not have an effective control environment including:

•	oversight by the Supervisory Board over the processes and internal controls over the five components of the COSO 2013 Framework;
•

evaluation of the competence and expertise necessary to support the growth and complexity of the business, its financial reporting, and to develop an appropriate response to address any shortcomings effectively during 2018, and sufficient number of adequately trained personnel within the organization with assigned responsibility and accountability for the conduct of internal control over financial reporting or to supervise and review the work product of third party service providers engaged to assist the Company in its general information technology controls;

•	effective controls to hold personnel accountable for their internal control responsibilities through performance measurement plans and goals, and
•	sufficient training to personnel on the COSO 2013 Framework and their financial reporting and related internal control responsibilities.

The Company did not have an effective risk assessment process including:

•

sufficient knowledge of IFRS, and assess the application of new or modified accounting standards to its significant accounting policies and to assess the required changes to its processes and related internal controls over financial reporting;

•

an effective continuous risk assessment process to identify and assess the financial reporting risks caused by changes in the operating environment, business operations, personnel or IT systems and to make necessary changes to its financial reporting processes and related internal controls to manage those risks;

•

consideration of materiality in the determination of the significant components of the entity, significant accounts and disclosures at the entity and component level, relevant assertions over the accounts and disclosures, and the determination of risk tolerance to business process activities and the precision of related internal controls; and

•	design of control activities that are responsive to the identified fraud risks, including the risk of bias and management override of controls.

Sample Company

[Date of report]

The Company did not have effective information and communication processes and controls including:

•

sufficient processes and controls in place to ensure the timely identification and communication of relevant and reliable information sourced internally and externally to financial reporting personnel, management and Supervisory Board.

The Company did not have effective monitoring activities including:

•	effective controls to ascertain whether the processes and internal controls related to the five COSO 2013 Framework components (and underlying principles) were present and functioning;
•	effective controls to establish recurring monitoring activities over process level controls related to routine transactions or unusual nonrecurring transactions;
•	an effective, functioning internal audit group to monitor the effectiveness of internal controls
•	an effective process and controls to timely process to remediate existing control deficiencies.

The Company did not have effective control activities including:

•	development of adequate written policies and procedures to support the effective implementation and operation of the controls;
•	effective control activities at the transaction level over certain significant accounts to mitigate the risk of material misstatement in financial reporting;
•

effective general information technology controls (GITCs) over the information technology system that supports the Company’s financial reporting processes to ensure that all relevant and reliable information used in financial reporting is protected, verifiable and retained, specifically:

o

inappropriate user access controls in the SAP ERP system to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel commensurate with their job responsibilities;

o	ineffective program change management controls, specifically the Company did not properly document the nature of the program changes, performance of testing and the approval;
•	effective automated process-level controls and manual controls that are dependent upon the completeness and accuracy of information derived from IT systems;
•	effective end-user computing controls over manual spreadsheets used in the financial reporting process;
•	effective process-level controls activities including:

Financial Statement Close and Reporting Process

o

Ineffective design and implementation, and operation of controls over the completeness, existence and accuracy of the financial statement close and reporting process and financial statement disclosures;

o	Ineffective design and implementation, and operation of controls over the completeness, existence, accuracy and presentation of the consolidated statements of cash flows;

Sample Company

[Date of report]

o	Ineffective design and implementation, and operation of controls to ensure intercompany transactions are completely and accurately identified, reconciled, evaluated and eliminated;

Adoption of New Accounting Standards

o

Ineffective design and implementation and operation of controls over the completeness, existence, accuracy and presentation of account balances and disclosures related to the adoption of the new accounting standards, IFRS 15, Revenue from Contracts with Customers, and IFRS 9, Financial Instruments;

Impairment

o

Ineffective design and implementation and operation of controls to assess the existence of impairment indicators and to perform an impairment assessment of the Company’s long-lived assets in accordance with IAS 36, Impairment of Assets including ineffective design and implementation and operation of controls over the appropriateness of the assumptions and methodology used to measure the fair value of cash-generating units.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
March 28, 2019